Exhibit 10.24
LEASE AGREEMENT
(Office)
BRCP GREENWOOD CORPORATE PLAZA, LLC,
a Delaware limited liability company
(as Landlord)
and
A SMART MOVE L.L.C.,
a Colorado limited liability company
(as Tenant)

-ii-

LEASE AGREEMENT
(Office)
     THIS LEASE AGREEMENT (this “Lease”) made as of May 3, 2006 (the “Effective Date”), is between BRCP GREENWOOD CORPORATE PLAZA, LLC, a Delaware limited liability company, having an office at c/o Equity West Investment Partners, 1999 Broadway St., Suite 250, Denver, CO 80202 (“Landlord”), and A SMART MOVE L.L.C., a Colorado limited liability company, having an office at 5990 Greenwood Plaza Boulevard, Suite 390, Greenwood Village, CO 80111 (“Tenant”).
     This Lease is made on the terms and provisions set forth below, and each of the terms, covenants, provisions, and agreements in this Lease shall be a condition. The parties, for themselves, their legal representatives, successors, and assigns, agree as follows:
1. LEASE OF PREMISES; BASIC LEASE PROVISIONS.
     1.1 Lease of Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the premises shown on Exhibit “A” attached hereto (the “Premises”), containing approximately 6,360 rentable square feet, commonly known as Suite 390, and being a part of that building (the “Building”) and parcel of real property (the “Real Property”) the address of which is 5990 Greenwood Plaza Boulevard, Greenwood Village, Colorado 80111, together with a non-exclusive right, subject to the provisions hereof, to use all appurtenances thereto, including, but not limited to, the surface parking area, walkways and other common areas on the Real Property designated by Landlord for use by tenants of the Building. The Real Property, including common corridors, lobby area, parking area, landscaped areas, walkways and other areas designated by Landlord for use by all tenants of the Building are collectively referred to as the “Common Areas”. The Building is part of a 6-building business park commonly known as Greenwood Corporate Plaza (the “Business Park”).
     1.2 Term. The term of this Lease shall, unless the term shall sooner cease or expire as provided herein, be approximately sixty (60) months, to commence on the “Lease Commencement Date” (as defined below), and to end on May 11, 2011, subject to extension as provided in Section 3.2 (the “Lease Term”, which definition shall also include any option term if the option is validly exercised).
     1.3 Base Rent. Tenant shall pay to Landlord, as base annual rent for the Lease Term (“Base Rent”), as follows:

	Annual Rate per		Monthly
Months of the	Rentable		Installment of
Lease Term	Square Foot	Annual Base Rent	Base Rent
1 – 3	$-0-	$-0-	$-0-

4 – 12	$13.35	$84,906.00	$7,075.50

13 – 24	$17.50	$111,300.00	$9,275.00

25 – 36	$18.00	$114,480.00	$9,540.00

37 – 48	$18.50	$117,660.00	$9,805.00

49 – 60	$19.00	$120,840.00	$10,070.00
     1.4
Base Rent is calculated on the basis that the Premises shall contain approximately the rentable square feet specified above. Tenant shall pay the first monthly installment of Base Rent on the Effective Date.
     1.5 Lease Commencement Date. The Lease Commencement Date shall be the date which is seven (7) days after Landlord’s Work (as defined below) is Substantially Complete (as defined below). The Lease Commencement Date is currently estimated to occur on May 12, 2006.

     1.6 Permitted Use. The Premises are to be used for general and executive offices, or both, and for no other purpose without the prior written consent of Landlord.
     1.7 Operating Expenses. As referred to in Section 4.1, Base Operating Expenses shall be the Operating Expenses for calendar year 2006. Tenant’s Pro Rata Share shall be 6.2%.
     1.8 Security Deposit. The security deposit referred to in Section 6 shall be $44,000.00.
     1.9 Parking. Tenant shall be entitled to utilize, on an unreserved basis, 3.6 parking spaces per 1,000 rentable square feet of the Premises in accordance with and subject to the provisions of Section 24.
2. RENT. Tenant agrees to pay to Landlord at Landlord’s Rent Address specified in this Section 2, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Base Rent, Tenant’s Pro Rata Share and all other amounts due to Landlord hereunder (collectively, “Rent”), during the Lease Term. Base Rent shall be paid monthly in advance on the first day of each month of the Lease Term, except that the first installment of Base Rent shall be paid by Tenant to Landlord on the Effective Date. Base Rent shall be prorated for partial months within the Lease Term. Unpaid Rent shall bear interest at the Default Rate (as defined below) from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease. “Landlord’s Rent Address” shall mean BRCP Greenwood Corporate Plaza, LLC, Dept. 33636, P.O. Box 39000, San Francisco, CA 94139, or such other place as Landlord may, from time to time, designate in writing. “Lease Year” as used in this Lease shall mean each 12 full calendar month period following the Lease Commencement Date (as such date is determined under Section 3.2) and each 12-month period thereafter.
3. FINISH WORK FOR AND ACCEPTANCE OF THE PREMISES.
     3.1 Condition of Premises.
          (a) Tenant acknowledges that except as may be expressly provided herein, if at all, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or the Common Areas, or with respect to the suitability of any part of the same for the conduct of Tenant’s business. Except as expressly set forth in Section 3.1(b) below, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Building and the Common Area were at such time in a good and sanitary order, condition and repair acceptable to Tenant.
          (b) Tenant shall notify Landlord in writing within thirty (30) days after the date Tenant takes possession of the Premises of any defects, if any, in the Premises. Except for defects stated in such notice, Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises. Landlord shall proceed diligently to correct the defects stated in such notice unless (i) Landlord disputes the existence of any such defects or (ii) the defect results from or was aggravated by damage which occurs during Tenant’s move into the Premises. In the event of any dispute as to the existence of any such defects, the decision of Landlord’s architect shall be final and binding on the parties. Except as set forth in Section 3.2 below, no agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building and no representation regarding the condition of the Premises or the Building has been made by or on behalf of Landlord to Tenant.
     3.2 Tenant Finish Work.
          (a) Except for Landlord’s Work, Landlord shall not have any obligation to construct or install any improvements or alterations or to pay for any such construction or installation in or on the Premises.

          (b) Landlord shall, at Landlord’s sole cost and expense, complete the following work (collectively, “Landlord’s Work”) in the Premises:
          (c) Installation of the Workstations (as defined in Section 29 below); and
          (d) Cause Permitted Power to be available to the Workstations.
          (e) Landlord’s Work shall be done with such minor variations as Landlord may deem advisable, so long as such variations will not materially interfere with the permitted use of the Premises. In order to insure the consistent quality and appearance of the Building, the style, color and items to be used in the construction and installation of the Landlord’s Work shall be made in Landlord’s sole discretion. Landlord’s Work shall be deemed to be “Substantially Complete” upon completion of Landlord’s Work, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done. Landlord’s Work shall be deemed to be Substantially Complete notwithstanding a requirement to complete “punch list” or similar corrective work.
          (f) It is anticipated that Landlord’s Work shall be Substantially Complete on May 5, 2006 (the “Estimated Completion Date”); provided, however, Landlord shall have no responsibility or liability if Landlord’s Work is not Substantially Complete by the Estimated Completion Date and the postponement of the actual commencement date and the commencement of Tenant’s obligation to pay Rent shall be in full settlement of all claims which Tenant may otherwise have by reason of Landlord’s not being Substantially Complete by the Estimated Completion Date. If as a result of such delay the Lease Commencement Date occurs on a day other than the first of the month, the Lease Commencement Date, and the beginning of the Lease Term, shall be further delayed until the first day of the following month, but Tenant shall take occupancy subject to the terms of this Lease and shall pay proportionate Rent based on the applicable rate set forth above for such partial month. In the event of the delay of the Lease Commencement Date, the expiration of the Lease Term shall also be extended so that it will continue for the full period set forth in Section 1.2. If Landlord’s Work is not Substantially Complete on the Estimated Completion Date (or the later date contemplated herein) as a result of delays which are the Tenant’s fault, including but not limited to delays in Tenant’s submittal of the preliminary space plan for the Premises, Tenant’s approval of the final plans and specifications and cost estimates for the Tenant Finish Work or Tenant’s selection of tenant finish items with long-lead delivery times (Landlord agrees to notify Tenant of any such long-lead items of which Landlord has knowledge) (collectively, “Tenant Delays”), then the Lease Commencement Date shall be seven (7) days after the Landlord’s Work would have been Substantially Complete but for Tenant Delays as reasonably determined by Landlord, and the Lease Term and all of Tenant’s obligations hereunder will be measured from that date.
     3.3 Early Access. Subject to the following provisions of this Section 3.3, Tenant shall have the right to enter the Premises from and after the Effective Date solely for purposes of installing Tenant’s computer systems, telephone equipment, cabling, furniture, fixtures and special equipments (but not to operate Tenant’s business), and such early entry for such purposes shall not constitute occupancy for operation of Tenant’s business and shall not trigger the Lease Commencement Date. Tenant agrees (a) any such early entry by Tenant shall be at Tenant’s sole risk, (b) Tenant shall not unreasonably interfere with Landlord or other tenants in the Building or the Building Park, (c) Tenant shall comply with and be bound by all provisions of this Lease during the period of any such early entry except for the payment of Base Rent and Tenant’s Pro Rata Share of Operating Expenses, (d) prior to entry upon the Premises by Tenant and subject to Section 13.4, Tenant agrees to pay for and provide to Landlord certificates evidencing the existence and amounts of liability insurance carried by Tenant, which coverage must comply with the provisions of this Lease relating to insurance, (e) Tenant and its agents and contractors agree to comply with all Laws (as defined below) required to perform its work during the early entry on the Premises, and (f) Tenant agrees to indemnify, protect, defend (with counsel selected by Landlord) and save the Indemnitees (as defined below) and the Premises harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, attorneys’ fees and legal costs) (collectively, “Claims”) arising out of the early entry, use, construction, or occupancy of the Premises by Tenant or its agents, employees or contractors, except to the extent such Claims arise out Landlord’s gross negligence or willful misconduct.

     3.4 Commencement Date Memorandum. Promptly following the Lease Commencement Date, Landlord and Tenant shall execute a commencement date memorandum, in the form of Exhibit “B” attached hereto (the “Commencement Date Memorandum”), acknowledging that Tenant has accepted possession of the Premises, and reciting the exact Lease Commencement Date and expiration date of this Lease. The failure by either party, or both parties, to execute the Commencement Date Memorandum shall not affect the rights or obligations of either party hereunder. The Commencement Date Memorandum, when so executed and delivered, shall be deemed to be a part of this Lease.
4. OPERATING EXPENSES.
     4.1 Definitions. The following terms shall have the meanings respectively given them below:
          (a) “Base Operating Expenses” means the Operating Expenses for the calendar year set forth in Section 1.6.
          (b) “Rentable Area” means 102,633 square feet of space, which is all rentable space available for lease in the Building. If there is a change in the aggregate Rentable Area as the result of an addition to the Building, partial destruction, modification to design or other cause which causes a reduction or increase on a permanent basis, Landlord’s Accountants shall make such adjustments in the computations as shall be necessary to reflect any such change.
          (c) “Tenant’s Pro Rata Share” means Tenant’s percentage portion of increases in Operating Expenses as such percentage is specified in Section 1.6. If at any time during the Lease Term, Tenant leases additional space in the Building, Tenant’s Pro Rata Share shall be recomputed by dividing the total rentable square footage of space then being leased by Tenant (including the additional space) by the Rentable Area and the resulting percentage figure shall then become Tenant’s Pro Rata Share.
          (d) “Landlord’s Accountants” means the individual or firm employed by Landlord from time to time to keep the books and records for the Building and Common Areas and/or to prepare the federal and state income tax returns for Landlord with respect to the Building and Common Areas, which shall be certified to by an appropriate representative of Landlord.
          (e) “Operating Expenses” means all operating expenses of any kind or nature determined in accordance with sound accounting practice as applied to the operation and maintenance of first class office buildings in the greater metropolitan Denver, Colorado area, including without limitation:
               (i) all real property taxes and assessments levied against the Building and/or Common Areas by any governmental or quasi-governmental authority, including any taxes, impositions, or assessments of a nature not presently in effect and subsequently levied on the Building and/or Common Areas as a result of the use, ownership or operation of the Building and/or Common Areas, or for any other reason, whether in lieu of, or in addition to, any current real estate taxes and assessments; provided, however, that (A) any taxes levied on the rentals of the Building shall be determined as if the Building were Landlord’s only property and, (B) in no event shall “taxes or assessments” include any net federal or state income taxes levied or assessed on Landlord unless such taxes are a specific substitute for real property taxes (such term shall, however, include gross tax on rentals); expenses incurred by Landlord for tax consultants and in contesting the amount or validity of any such taxes or assessments shall be also included in such computations (all of the foregoing are collectively referred to as “Taxes”);
               (ii) Costs of supplies, including, without limitation, costs of relamping all standard building tenant lighting as required from time to time;

               (iii) Costs in connection with obtaining and providing energy for the Building, including, without limitation, costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, or coal;
               (iv) Costs of water and sanitary and storm drainage services;
               (v) Costs of janitorial and security services and of managing and operating any computer which controls building energy consumption, life safety equipment, fire alarms, and security access/response, when applicable;
               (vi) Costs of maintenance and non-structural repairs to any part of the interior or exterior of the Building (and its systems and equipment) or Common Areas, including, without limitation, costs under maintenance contracts and repairs and replacements of equipment used in connection with such maintenance and repair work;
               (vii) Costs of maintenance and replacement of landscaping; and costs of maintenance of parking areas, common areas, plazas and other areas used by tenants of the Building;
               (viii) Insurance premiums, including fire and all-risk coverage, together with loss of rent endorsement, the part of any claim required to be paid under the deductible portion of any insurance policy carried by Landlord in connection with the Building or Common Areas or their component parts (where Landlord is unable to obtain insurance without such deductible from a major insurance carrier at reasonable rates), public liability insurance, and any other insurance carried by Landlord on the Building or Common Area or their component parts (all such insurance shall be in such amounts as Landlord may reasonably determine);
               (ix) Labor costs, including wages and other payments, costs to Landlord of workmen’s compensation and disability insurance, payroll taxes, welfare fringe benefits, and all legal fees and other costs or expenses incurred in resolving any labor dispute;
               (x) Reasonable and customary professional building management fees (provided, however, in no event shall professional building management fees which are a part of Operating Expenses exceed five percent (5%) of Landlord’s gross income for the Building Park derived from leasing of space and parking operations);
               (xi) Legal, accounting, inspection and other consultation fees incurred in the ordinary course of operating the Building and in making the computations required hereunder, but excluding legal fees related to negotiation and enforcement of leases;
               (xii) Costs of capital improvements and structural repairs and replacements made in or to the Building and/or Common Areas in order to conform to new, or changes in, existing laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building and/or Common Areas effective after the Effective Date (“Required Capital Improvements”); costs of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses (“Cost Savings Improvements”); and a reasonable annual reserve for all other capital improvements and structural repairs and replacements reasonably necessary to permit Landlord to maintain the Building as a first class office building. The expenditures for Required Capital Improvements shall be amortized at a market rate of return over their useful life, as reasonably determined by Landlord’s Accountants. The amortized amount of any Cost Savings Improvement shall be equal to the annual reduction in Operating Expenses as a result thereof; and
               (xiii) Costs associated with the generator generally serving the tenants of the Building.

          “Operating Expenses” shall not include: (A) costs of any work, including painting, decorating and tenant-change work, which Landlord performs for any tenant or in any tenant’s space in the Building other than work of a kind and scope which Landlord would be obligated to furnish to all tenants whose leases contain a rental adjustment provision and services provision similar to those herein; (B) costs of repairs or other work occasioned by fire, windstorm or other insured casualty, except for the deductible portion (which shall be included in Operating Expenses), to the extent of insurance proceeds received; (C) leasing commissions, advertising expenses, legal fees, and other costs incurred in leasing space in the Building; (D) costs of repairs or rebuilding necessitated by condemnation; (E) interest on borrowed money or debt amortization, except as specifically set forth above; or (F) depreciation on the Building.
     4.2 Adjustment Mechanism.
          (a) As provided below, for each calendar year of the Lease Term (including the calendar year in which the Lease Term commences) Tenant shall pay to Landlord Tenant’s Pro Rata Share of the amount of the increase in the Operating Expenses for the calendar year just completed over Base Operating Expenses and shall also pay to Landlord monthly during each calendar year following the year in which the Lease Term commences, an estimate of Tenant’s Pro Rata Share of the amount by which actual Operating Expenses attributable to the calendar year during which such amounts are paid will exceed the Base Operating Expenses. As soon as practicable after the end of each calendar year during the Lease Term, beginning with the end of the calendar year in which the Lease Term commences, Landlord shall submit to Tenant a statement setting forth: (a) the amount of the increase, if any, in the amount of Tenant’s Pro Rata Share for the calendar year just completed over Base Operating Expenses; and (b) for each calendar year following the year in which the Lease Term commences, the difference, if any, between the amount of Tenant’s actual Pro Rata Share of the Operating Expenses for the calendar year just completed and the estimated amount of Tenant’s Pro Rata Share of the increases paid for that year. Each statement shall also set forth the amount of the estimated increases in Operating Expenses over Base Operating Expenses for the new calendar year computed in accordance with the foregoing. To the extent that the amount of Tenant’s Pro Rata Share of actual increases for the period covered by such statement is higher than Tenant’s payments (if any) of its Pro Rata Share of the estimated increases for the calendar year just completed, Tenant shall pay to Landlord the difference within 30 days following receipt of the statement from Landlord. If, however, the amount of Tenant’s Pro Rata Share of the actual increases for the period covered by the statement is less than the amount Tenant actually paid during the calendar year just completed, Landlord shall credit the difference against the Tenant’s estimated payment obligation for such Operating Expenses for the current year, and in respect of credits attributable to the last Lease Year, Landlord shall remit such excess amount to Tenant within thirty (30) days of the date of expiration of this Lease. Until Tenant receives each such statement, Tenant shall continue to pay the amount required for the prior year, but Tenant shall commence payment to Landlord of the monthly installments of such estimates on the basis of the statement beginning on the first day of the month following the month in which Tenant receives such statement. Tenant shall also pay to Landlord or deduct from the rent, as the case may be, the difference, if any, between the monthly installments of rent, so adjusted, for the new year and the monthly installments of rent actually paid during the new year.
          (b) Tenant’s obligation with respect to payment of its Pro Rata Share of increases shall survive the expiration or early termination of this Lease and Landlord shall have the right to retain the Security Deposit, or so much of it as it deems necessary, to secure such payment attributable to the year in which this Lease terminates. If this Lease is in effect for less than a full calendar year during the first or last calendar year of the Lease Term, Tenant’s Pro Rata Share for such partial year shall be calculated by proportionately reducing the Base Operating Expenses to reflect the number of months in such year during which this Lease was in effect (the “Adjusted Base Operating Expenses”), and the Adjusted Base Operating Expenses shall then be compared with the actual Operating Expenses for that partial year to determine the amount, if any, of any increases in the actual Operating Expenses for such partial year over the Adjusted Base Operating Expenses.

          (c) Tenant shall have the right within 60 days after a statement of actual Operating Expenses for a particular calendar year has been rendered by Landlord, upon notice to Landlord, at Tenant’s sole cost, to examine Landlord’s books and records relating to the determination of those Operating Expenses. Unless Tenant objects to the resulting rental adjustment within the 60-day period, the statement and adjustment shall be deemed conclusive.
          (d) In computing increases, any special assessments shall be deemed payable in such number of installments as permitted by law, whether or not actually so paid. If the Building has not been fully assessed as a completed structure, then for the purposes of computing the Operating Expenses for any adjustment herein, Taxes shall be adjusted by Landlord as of the date on which the adjustment is to be made to reflect full completion of the Building including installation of tenant finish work for all Rentable Area. If any lease entered into by Landlord with any tenant in the Building is on a so-called “net” basis, or provides for a separate basis of computation for any Operating Expenses, then, to the extent that Landlord’s Accountants determine that an adjustment should be made in making the computations herein, Landlord’s Accountants shall be permitted to modify the computation of Base Operating Expenses, Rentable Area, and Operating Expenses for a particular Lease Year in order to eliminate or otherwise modify any such expenses which are paid for in whole or in part by such tenant. In making the computations above Landlord’s Accountants shall also be permitted to make such adjustments and modifications to the provisions of this Section as shall be reasonably necessary to achieve the intention of the parties. If the Rentable Area is not fully occupied during a Lease Year, Landlord’s Accountants shall reasonably adjust those Operating Expenses which are affected by the occupancy rates for that Lease Year, or portion thereof, as the case may be, to reflect full occupancy.
          (e) The Rentable Area, the Base Rent, and Tenant’s Pro Rata Share may be appropriately recalculated and adjusted in the event that the Building and/or Premises are measured upon completion and it is determined that the square footage of the Building and/or Premises differs from those figures set forth in Section 1 of this Lease.
5. SERVICES.
     5.1 Landlord’s General Services. Subject to Section 5.4 below, Landlord agrees, without charge except as provided in this Lease, and in accordance with those standards prevailing from time to time for the Building: (a) to furnish running water at those points of supply for general use of tenants of the Building, heated and cooled air, electrical current, janitorial services and such maintenance as Landlord reasonably deems necessary for all Common Areas; (b) to furnish, during Ordinary Business Hours (as defined below) such heated or cooled air to the Premises as may, in the reasonable judgment of Landlord, be required for the comfortable use and occupancy of the Premises, provided that the recommendations of Landlord’s engineer regarding occupancy and use of the Premises are complied with by Tenant, and cooled air is used only for standard office use; (c) if the Building is equipped with elevators, to provide non-exclusive use of a passenger elevator for 24 hour access to and from the Premises (with at least one such elevator being available at all times except in the case of emergencies or repair); (d) to provide janitorial services for the Premises (including such window washing of the outside of exterior windows as may, in the judgment of Landlord, be reasonably required), but unless and until Building standard changes, such janitorial services will be provided after business hours only on Monday through Friday, excluding Legal Holidays; and (e) to cause electric power to be supplied to the Premises for building standard fluorescent lighting and for general purpose 120 volt single-phase plug-in power for ordinary office usage, but in any event, the combination of both are not to exceed 5 watts per useable square foot per National Electric Code connected load requirements (“Permitted Power”). “Ordinary Business Hours” shall be 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturdays, Legal Holidays excepted. “Legal Holidays” shall mean New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other national holidays as may be established by the federal government.
     5.2 Excess and After-Hours Usage. To the extent (a) electric current in excess of Permitted Power is used for any machinery, equipment or otherwise in the operation of the Premises, (b) electric current is used in the Premises at times other than Ordinary Business Hours, or (c) any use of machinery or equipment would overload Building facilities (or would result in an imbalance in the HVAC systems designed for the Building), then, and in each such case, Tenant’s rent may be increased by Landlord in such amounts as Landlord reasonably determines necessary to cover the increased cost resulting from such uses, including additional air conditioning costs and other ancillary costs incurred by Landlord attributable to any such uses (including costs required to make such service available to the Premises). Such increases shall be paid monthly with the monthly rental installment. Tenant shall also reimburse Landlord for all costs of modifying the Building HVAC system and/or extending or modifying any electrical service as Landlord may reasonably determine is necessary as a result of Tenant’s excess usage. Before installation or use by Tenant of any equipment other than that which utilizes only Permitted Power, or operation of the Premises for extended hours on an ongoing basis, Tenant shall notify Landlord of such intended installation or use, and obtain Landlord’s consent. In addition to the foregoing, Landlord may, at Landlord’s option, then or at any time thereafter, require Tenant, at Tenant’s sole cost and expense, to install a check meter to assist in determining the amount by which Tenant’s rent should be increased. If Tenant desires electric current or heated or cooled air to the Premises during periods other than Ordinary Business Hours, Landlord will use reasonable efforts to supply such services, but at the expense of Tenant at Landlord’s standard rate as reasonably established by it from time to time for such services. Not less than 48 hours prior notice shall be given to Landlord of Tenant’s desire for these additional services. Tenant shall also pay the cost of replacing light bulbs or tubes used in all non-standard Building lighting in the Premises.
     5.3 Tenant’s Extra Janitorial Services. If Tenant requests janitorial services other than those standard services provided to other tenants of the Building, Tenant shall separately pay for such service monthly upon billing by Landlord, or, at Landlord’s option, Tenant shall separately contract for such services with the same company furnishing janitorial services to Landlord. Tenant shall have the right, subject to Landlord’s prior written consent and such rules, regulations and requirements as Landlord may reasonably impose (including, but not limited to, the requirement that such janitors belong to a trade union), to employ janitors other than those employed by Landlord to perform such additional services.
     5.4 Delays in Furnishing Services. Landlord shall not be liable for failure to supply heating, air conditioning, elevator, electrical, janitorial, lighting or other services during any period as long as Landlord is using reasonable diligence to supply such services, or during any period Landlord is required to reduce or curtail such services pursuant to any applicable laws, rules or regulations, including utility regulations, it being agreed that such services may be discontinued, reduced or curtailed (either temporarily or permanently) at such times as may be necessary by reason of accident, repairs, alterations, improvements, strikes, lockouts, riots, acts of God, application of applicable laws, rules and regulations, or any other happening beyond the control of Landlord. In the event of an interruption, reduction, or discontinuance of services (either temporary or permanent) as set forth above, Landlord shall neither be liable for damages to person or property as a result thereof nor shall the occurrence of any such event in any way be construed as an eviction of Tenant, cause or permit an abatement, reduction, or setoff of rent, or operate to release Tenant from any of its obligations under this Lease. Notwithstanding anything in this Section 5.4 to the contrary, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of five (5) consecutive business days as a result of an interruption of essential utility services, such as electricity, telephone/telecommunication service, fire protection or water, that is a direct result of Landlord’s negligence or willful misconduct, then Tenant shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the fifth (5th) consecutive business day of the service failure and ending on the day the service has been restored; provided, however, the foregoing conditional abatement of Rent shall not apply if the interruption of such utility service is a result of Tenant’s negligence, willful misconduct or breach of this Lease. In no event, however, shall Landlord be liable to Tenant for any loss or damage, direct or indirect, special or consequential, including loss of business, arising out of or in connection with the failure of any such utility services. The foregoing provisions regarding interruption of utility services shall not apply in case of damage to or destruction of the Premises, which shall be governed by Section 14 of this Lease.
     5.5 Notice to Landlord. Tenant shall promptly notify the Landlord (or its representative) of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electric wiring, and HVAC equipment, and provide Landlord with prompt notification of any condition of which it becomes aware which may cause injury or damage to the Building or any person or property therein.
6. SECURITY DEPOSIT. On the Effective Date, Tenant shall deposit with Landlord, and will keep on deposit at all times during the term of this Lease, the amount set forth in Section 1.7, as security for the payment by Tenant of all rent and other amounts agreed to be paid and for the performance of all the terms and conditions of this Lease to be performed by Tenant. If Tenant shall be in default in the performance of any provision of this Lease, Landlord shall have the right to use the deposit, or so much as is necessary, in payment of any rent or other amounts in default, reimbursement of expenses incurred by Landlord, and payment of damages incurred by Landlord by reason of Tenant’s default. In such event, Tenant shall, on written demand of Landlord, promptly remit to Landlord a sufficient amount to restore the deposit to its original amount. If the deposit is not utilized, it (or as much thereof as has not been utilized for such purposes) shall be refunded to Tenant, or to whoever is then the holder of Tenant’s interest in this Lease, without interest, upon full performance of this Lease by Tenant. Landlord shall have the right to commingle the deposit with other funds of Landlord and need not keep it in a trust account. Landlord shall deliver the deposit to the purchaser of Landlord’s interest in the Premises in the event such interest is sold, and Landlord shall then be discharged from further liability with respect to it. If claims of Landlord exceed the deposit, Tenant shall remain liable for the balance of such claims.
7. CHARACTER OF OCCUPANCY.
     7.1 Permitted Use. Tenant shall occupy the Premises only for the purpose set forth in Section 1.5 and for no other purpose;
     7.2 Prohibited Uses. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (a) is unlawful or in violation of any Law or Environmental Law (both as defined below); (b) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (c) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Section 22; or (d) would tend to create or continue a nuisance. As used herein, “Law” or “Laws” shall mean all laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Building, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.
     7.3 Compliance with Environmental Laws.
          (a) Tenant shall comply with all Environmental Laws pertaining to Tenant’s occupancy and use of the Premises and concerning the proper storage, handling and disposal of any Hazardous Material introduced to the Premises, the Building or the Property by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors, customers or invitees. As used herein, “Environmental Laws” shall mean all Laws governing the use, storage, disposal or generation of any Hazardous Material, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, and “Hazardous Material” shall mean such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls. Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Property without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, except that such consent shall not be required to the extent of Hazardous Material packaged and contained in office products for consumer use in general business offices in quantities for ordinary day-to-day use provided such use does not give rise to, or pose a risk of, exposure to or release of Hazardous Material. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Material upon the Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expense. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, Landlord, the Building’s property manager, any holder of a mortgage and/or deed of trust affecting all or any portion of the Building (“Mortgagee”), and each of their respective officers, directors, members, managers, partners, affiliates, employees, agents and representatives (collectively, together with Landlord, the “Indemnitees”) from any and all loss, claim, demand, action, expense, liability and cost (including reasonable attorneys’ fees and expenses) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises or the Building Complex during the Primary Lease Term (or any extension thereof) by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors, customers or invitees. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors customers or invitees, such release, discharge or disposal shall be deemed casualty damage under Section 12 to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Section 12.
          (b) Landlord shall comply with all Environmental Laws applicable to the Building other than those to be complied with by Tenant pursuant to Section 7.3(a) above. Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, (i) no Hazardous Materials are stored by Landlord on, in or under the Building Park in quantities which violate Environmental Laws, and (ii) the Building Park is not used by Landlord for the storage, treatment, generation or manufacture of any Hazardous Materials in a manner which would constitute a violation of applicable Environmental Laws. For purposes of this Lease, the phrase “Landlord’s actual knowledge” shall mean the current, actual, personal knowledge of Mike Owen, the Building’s construction manager, without investigation and without imputation of any other person’s knowledge. The fact that reference is made to the personal knowledge of named individuals shall not render such individuals personally liable for any breach of any of the foregoing representations and warranties. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all orders, penalties, fines, administrative actions, or other proceedings (collectively, a “Compliance Obligation”) commenced by any governmental agency including, without limitation, the United States Environmental Protection Agency, as a result of the existence of any environmental condition in violation of an Environmental Law that exists as of the Effective Date, on, under or at the Premises (a “Pre-existing Condition”), except to the extent that such Pre-existing Condition is caused or aggravated by the act or omission of Tenant or any of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants; provided, however, Tenant shall not be deemed to have caused or aggravated a Pre-existing Condition from the mere discovery by Purchaser of a Pre-existing Condition at or with regard to the Premises. The indemnity obligation of Landlord set forth in this Section 7.3(b) is limited to Compliance Obligations only and shall not include any damages or consequential damages including, without limitation, any relocation expenses, loss of revenue, or other losses incurred by any party. The indemnity obligations of Landlord set forth in this Section shall not be binding upon any Mortgagee acquiring Landlord’s interest in the Premises and/or this Lease pursuant to any foreclosure proceeding, deed in lieu of foreclosure, or other enforcement action taken pursuant to a deed of trust or mortgage encumbering the Premises.
     7.4 ADA Compliance. Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building depending on, among other things: (a) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (b) whether such requirements are “readily achievable”, and (c) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (1) Landlord shall be responsible for ADA Title III compliance in the Common Areas (as defined below), except as provided below, (2) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (3) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Alterations in the Premises, and (4) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.
8. ALTERATIONS AND REENTRY BY LANDLORD.
     8.1 No Landlord Obligation. Unless otherwise expressly provided herein Landlord shall not be required to make any modifications, improvements or repairs of any kind or character to the Premises during the Lease Term, except such repairs to the base, shell and core of the Building, the roof, building standard HVAC, electrical and plumbing facilities and Common Areas as may be deemed necessary by Landlord for normal maintenance operations of the Building and Common Areas (so long as the need for such repairs is not the result of Tenant’s negligence) and provided such obligation shall not include the interior surface of exterior walls, windows, doors, or interior plate glass. Tenant agrees that for the purposes of completing or making repairs or alterations in any portion of the Building, Landlord may use one or more of the street entrances, the halls, passageways and elevators of the Building. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with Tenant’s use of the Premises as a result of performing any such work.
     8.2 Entry by Landlord. Tenant shall permit Landlord to enter the Premises at any time upon reasonable notice to Tenant to show the Premises for leasing (during the last 180 days of the Lease Term) or to examine and inspect the same or, if Landlord so elects, to perform any obligations of Tenant hereunder which Tenant shall fail to perform or to perform such cleaning, maintenance, janitorial services, repairs, additions or alterations as Landlord may deem necessary or proper for the safety, improvement or preservation of the Premises or of other portions of the Building and Common Areas or as may be required by governmental authorities. Any such reentry shall not constitute an eviction or entitle Tenant to abatement of rent. Landlord shall have the right at its election to make such alterations or changes in other portions of the Building and Common Areas as Landlord may from time to time deem necessary and desirable as long as such alterations and changes do not unreasonably interfere with Tenant’s use and occupancy of the Premises.
9. ALTERATIONS AND REPAIRS BY TENANT.
     9.1 Alterations. Tenant shall not make any alterations in or additions to the Premises (subsequent to the work in the Premises performed by Landlord in accordance with Section 3.1), including installation of any equipment or machinery which requires modification of or additions to any existing electrical outlet or which would increase Tenant’s usage of electricity beyond Permitted Power (all such alterations being referred to collectively as “Alterations”), without in each instance first obtaining the prior written consent of Landlord. If Landlord fails to respond within ten (10) days after Landlord’s receipt of Tenant’s request for Landlord’s consent, Landlord’s consent shall be deemed granted. As to any Alterations to which Landlord has consented or has been deemed to have consented, Tenant, at its expense, shall pay all engineering and design costs incurred by Landlord attributable to the Alterations and obtain all required governmental permits and certificates, and cause such Alterations to be completed in compliance therewith and all Laws and all applicable requirements of Landlord’s insurance carriers. All Alterations shall be performed in a good and workmanlike manner, using new materials and equipment equal or better in quality to the original installations in the Premises. All repair and maintenance work required to be performed by Tenant pursuant to the provisions of Section 9.2 below, and any Alterations permitted by Landlord pursuant hereto, shall be done at Tenant’s expense by Landlord’s employees or, with Landlord’s consent, by persons requested by Tenant and authorized in writing by Landlord; provided, however, if such work is performed by persons who are not employees of Landlord, Tenant shall pay to Landlord, upon receipt of billing therefor, the costs for supervision and control of such persons as Landlord may determine to be necessary (not to exceed four percent (4%) of such costs). If Landlord authorizes persons requested by Tenant to perform such work, prior to the commencement of any such work, Tenant shall on request deliver to Landlord certificates issued by insurance companies qualified to do business in Colorado evidencing that workmen’s compensation, public liability insurance and property damage insurance (all in amounts, with companies and on forms satisfactory to Landlord) are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. All such policies shall name Landlord (and any Mortgagee) as an additional insured. Each such certificate shall provide that the same may not be canceled or modified without 30 days prior written notice to Landlord and such Mortgagee. Further, Landlord or such Mortgagee shall have the right to post notices in the Premises in locations which will be visible by parties performing any work on the Premises stating that Landlord is not responsible for the payment for such work and setting forth such other information as Landlord may deem necessary. Alterations, repair and maintenance work shall be performed in a manner which will not unreasonably interfere with, delay, or impose any additional expense upon Landlord in the maintenance or operation of the Building or upon other tenants’ use of their premises.
     9.2 Repairs and Maintenance. Tenant shall, at Tenant’s expense, keep the Premises (including, without limitation, the interior surfaces of the ceilings, walls and floors, all doors and interior windows, and all plumbing pipes, electrical fixtures, furnishings and equipment) in good order, condition and repair and in accordance with all Laws and Environmental Laws, and in an orderly state, loss by fire or other casualty or ordinary wear excepted. Subject to Landlord’s obligation to make repairs in the event of certain casualties as set forth in Section 14, Landlord shall have no obligation for the repair or replacement of any portion of the interior of the Premises which is damaged or wears-out during the Lease Term regardless of cause, including, without limitation, carpeting, draperies, window coverings, interior plate glass, wallcoverings, painting, or any of Tenant’s property or betterments in the Premises.
     9.3 Part of Premises. All Alterations and permanent fixtures installed in the Premises, including all partitions, paneling, carpeting, drapes or other window covering, and light fixtures (but not including movable office furniture not permanently attached to the Building), shall be deemed a part of the real estate and the property of Landlord and shall remain upon and be surrendered with the Premises without disturbance or injury at the end of the Lease Term, unless Landlord gives Tenant notice not later than 15 days before the end of the Lease Term to have Tenant remove all or any of the Alterations, and which event Tenant shall promptly remove at Tenant’s expense the Alterations specified by Landlord and restore the Premises to their prior condition, reasonable wear and tear excepted.
10. MECHANICS’ LIENS/PERSONAL PROPERTY TAX.
     10.1 Mechanic’s Liens. Tenant shall cause to be paid all costs for work done or caused to be done by Tenant on the Premises (including work performed by Landlord or its contractor at Tenant’s request following commencement of the Lease Term) of a character which could result in liens on Landlord’s interest. Tenant will keep the Premises free and clear of all mechanics’ and other liens on account of work done for Tenant or persons claiming under it. Tenant agrees to indemnify and defend Landlord with respect to all liability, loss, damage, cost or expense, including attorneys’ fees, on account of any claims of any nature whatsoever, including claims or liens of laborers or materialmen or others, for work performed for or materials or supplies furnished to Tenant or persons claiming under Tenant. Should any liens be filed or recorded against the Premises and/or the Building or any action affecting the title thereto be commenced as a result of such work, Tenant shall cause such liens to be removed of record within 10 days after Tenant’s receipt of notice from Landlord. If Tenant desires to contest any claim or lien, Tenant shall furnish to Landlord adequate security of at least 150% of the amount of the claim, plus estimated costs and interest, or, at Landlord’s option, file a bond and obtain a release of the lien pursuant to Law. If a final judgment establishing the validity or existence of any such lien is entered,

Tenant shall pay and satisfy it at once. If Tenant shall be in default in paying any charge for which a mechanic’s lien or suit to foreclose the lien has been recorded or filed, and shall not have given Landlord security as provided above, Landlord may (but without being required) pay such lien or claim and any costs, and the amount so paid, together with reasonable attorneys’ fees incurred in connection therewith, shall be immediately due from Tenant to Landlord.
     10.2 Tenant or Lease-Specific Taxes. Tenant shall pay all sales and use taxes imposed as the result of Tenant’s business conducted on the Premises and all personal property taxes assessed against personal property of Tenant situated thereon during the Lease Term.
11. SUBLETTING AND ASSIGNMENT.
     11.1 Assignment and Subletting.
          (a) Without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant, provided, however, if Landlord chooses not to recapture the space proposed to be subleased or assigned as provided in Section 11.2, Landlord shall not unreasonably withhold its consent to a subletting or assignment under this Section 11.1. Tenant agrees that the provisions governing sublease and assignment set forth in this Section 11 shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least forty-five (45) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 11.2 within thirty (30) days after receipt of Tenant’s Notice (and all required information). Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.
          (b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors which Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:
               (i) the business reputation or creditworthiness of any proposed subtenant or assignee is not acceptable to Landlord; or
               (ii) in Landlord’s reasonable judgment the proposed assignee or subtenant would diminish the value or reputation of the Building or Landlord; or
               (iii) any proposed assignee’s or subtenant’s use of the Premises would violate Section 7 of the Lease or would violate the provisions of any other leases of tenants in the Property;
               (iv) the proposed assignee or subtenant is either a governmental agency, a school or similar operation, or a medical related practice; or

               (v) the proposed subtenant or assignee is a bona fide prospective tenant of Landlord in the Property as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request; or
               (vi) the proposed subtenant or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Property.
     In no event shall Landlord be obligated to consider a consent to any proposed assignment of the Lease which would assign less than the entire Premises. In the event Landlord wrongfully withholds its consent to any proposed sublease of the Premises or assignment of the Lease, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligations to consent to such sublease or assignment.
          (c) Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.
          (d) For purposes of this Section 11, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment. Notwithstanding anything in this Section 11(d) to the contrary, Landlord hereby acknowledges that (a) Tenant has completed the filing of a Form SB-1 with the Securities and Exchange Commission whereby it has indicated its intent to conduct a public offering of the stock of a related corporate entity into and with which Tenant would merge (collectively, the “Anticipated Merger”), (b) the Anticipated Merger shall not be deemed to constitute a transfer requiring the consent of Landlord nor shall the Anticipated Merger, in and of itself, constitute a default under this Lease, and (c) the corporate entity resulting from the Anticipated Merger shall thereafter be recognized as Tenant hereunder without further action by either Landlord or Tenant; provided, however, (i) within ten (10) days after the effective date of the Anticipated Merger, Tenant shall give written notice to Landlord of the completion of the Anticipated Merger which notice shall include the full name and address of the corporate entity resulting from the Anticipated Merger, and a copy of all agreements (if any) executed between Tenant and the corporate entity resulting from the Anticipated Merger which relate to this Lease, and (ii) within fifteen (15) days after Landlord’s written request, the corporate entity resulting from the Anticipated Merger shall execute documents satisfactory to Landlord to evidence such entity’s assumption of the obligations of Tenant under this Lease.
          (e) Notwithstanding anything to the contrary contained in this Section 11 and provided there is no uncured default that continues beyond any applicable notice and cure period under this Lease, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease to an Affiliate (as defined below) or to sublease the Premises or any part thereof to an Affiliate, but (i) no later than fifteen (15) days prior to the effective date of the assignment or sublease, the assignee shall execute documents satisfactory to Landlord to evidence such assignee’s assumption of the obligations and liabilities of Tenant under this Lease, unless Landlord modifies or waives such requirement in the case of any assignment which occurs by operation of law (and without a written assignment) as a consequence of merger, consolidation or non-bankruptcy reorganization, and the subtenant shall execute documents satisfactory to Landlord to evidence that the sublease is subject to the terms and conditions of this Lease and that the subtenant shall perform and be bound by all the terms and conditions of this Lease (except the payment of Rent hereunder and other obligations which the sublease expressly provides are to be performed by Tenant as the sublessor) to the extent applicable to the space and period covered by the sublease; (ii) within ten (10) days after the effective date of such assignment or sublease, give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Premises or part thereof, as may be the case; and (iii) within fifteen (15) days after Landlord’s written request, provide such reasonable documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to an Affiliate. As used herein, “Affiliate” shall mean any Person (as defined below) which is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant. For purposes of this definition, the word “control,” as used above means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power at all times to direct or cause the direction of the management and policies of the controlled Person. The word “Person” means an individual, partnership, trust, corporation, firm or other entity.
     11.2 Recapture. Except as provided in Section 11.1(d) and (e), Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”), the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Base Rent and Tenant’s Pro Rata Share shall be adjusted accordingly.
     11.3 Excess Rent. Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (a) that portion of the Rent due under this Lease for said month which is allocable to the space sublet or assigned; and (b) the following costs and expenses for the subletting or assignment of such space: (i) brokerage commissions and attorneys’ fees and expenses, (ii) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (iii) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.
     11.4 Tenant Liability. In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the term of this Lease or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.
     11.5 Assumption and Attornment. If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to

Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.
12. DAMAGE TO PROPERTY.
     12.1 Waiver of Claims. Tenant shall not hold or attempt to hold the Indemnitees liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause, to any furniture, fixtures, Tenant improvements, or other personal property of Tenant kept or stored in the Premises or in other parts of the Building and/or Common Areas or to Tenant’s business or loss of income from it, whether by reason of the negligence or default of the owners or occupants thereof or any other person or otherwise, and keeping or storing of all property of Tenant in the Building, Common Areas and/or Premises shall be at the sole risk of Tenant. Tenant waives all claims with respect to damage to property or personal injury, except with respect to personal injury claims arising out of the affirmative negligent acts or intentional misconduct of Landlord or its agents or employees. Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage, whether or not caused by the willful and wrongful act of any of the Indemnitees.
     12.2 Indemnity.
          (a) By Tenant. Subject to provisions of Section 13 below, Tenant agrees to indemnify, defend, and save the Indemnitees harmless of and from all liability, loss, damages, costs, or expenses, including attorneys’ fees, on account of claims of third parties (excluding Tenant, Tenant’s agents or employees) arising from Tenant’s occupancy of the Premises, from the undertaking of any Alterations or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Building or any part of either.
          (b) By Landlord. Subject to provisions of Section 13 below, Landlord hereby indemnifies and agrees to hold Tenant harmless of and from all liability, loss, damages, costs, or expenses, including attorneys’ fees occurring in the Common Areas, elsewhere in the Building, or any part thereof, when such injury or damage is directly caused by the negligence of Landlord, its agents, contractors or employees. Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Building, or by any owner or occupant of adjoining or contiguous property. The indemnity obligations of Landlord set forth in this Section shall not be binding upon any Mortgagee acquiring Landlord’s interest in the Premises and/or this Lease pursuant to any foreclosure proceeding, deed in lieu of foreclosure, or other enforcement action taken pursuant to a deed of trust or mortgage encumbering the Premises.
13. INSURANCE AND WAIVER OF SUBROGATION.
     13.1 Landlord’s Insurance. Landlord shall maintain property insurance on the shell and core of the Building, in such amounts, from such companies, and on such terms and conditions, including loss of rental insurance, as Landlord deems appropriate. Landlord will not carry insurance of any kind on Tenant’s furniture and furnishings or on any fixture or equipment removable by Tenant under the provisions of this Lease or any other improvements installed in the Premises by or for Tenant, and Landlord shall not be obligated to replace or repair any damage to them.
     13.2 Tenant’s Insurance. Tenant, at its expense, shall maintain throughout the Lease Term:
          (a) “All risk” or Special Form causes of loss insurance on all of Tenant’s property, improvements and betterments in the Premises including, without limitation, all furniture, fixtures, personal property, and all tenant finish, on a replacement cost basis;

          (b) “All risk” or Special Form causes of loss insurance covering Business Income in an amount equal to six-months rent;
          (c) A commercial general liability policy, including coverage for claims arising out of death, bodily injury and property damage, with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 aggregate. The aggregate shall apply on a “per location” basis. Such policy shall be primary and non-contributing with insurance carried by Landlord and the Indemnitees;
          (d) A business auto liability policy for claims arising from owned, hired or non-owed vehicles in an amount not less than $1,000,000 per accident; and
          (e) Workers’ Compensation with statutory limits in accordance with the Laws of the State of Colorado and Employers’ Liability Insurance with limits of $500,000 for disease each employee/policy limit.
     13.3 Form of Policies. Each policy referred to in Section 13.2 shall satisfy the following requirements. Each policy shall (a) name Landlord and the Indemnitees as additional insureds (except business income, business auto, Workers’ Compensation and Employers’ Liability Insurance), (b) be issued by an insurance company rated “A” or higher by A.M. Best, qualified to do business in Colorado, (c) provide for deductible amounts which, in no event, shall exceed $50,000 (d) shall provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to Landlord (ten (10) days for non-payment), and (e) each policy of “All-Risks”/Special Form property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance and appropriate endorsements, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy. The limits of such insurance shall not, under any circumstances, limit the liability of Tenant hereunder.
     13.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby mutually waive and release their respective rights of recovery against each other for (a) any loss to its property capable of being insured against by “all risk”/special form insurance coverage whether carried or not; and (b) all loss, cost, damage or expense arising out of or due to any interruption of business (regardless of the cause therefore), increased or additional operating costs or other costs or expenses, whether similar or dissimilar, which could be insured against under business interruption insurance (whether or not carried). If required by the insurer, each party shall notify their insurers of these mutual waivers, obtain at its cost waivers of subrogation and any other special endorsements required by their insurer to evidence compliance with the aforementioned waiver.
14. CASUALTY AND RESTORATION OF PREMISES.
     14.1 If the Premises or the Building are damaged by fire or other casualty so as to render the Premises wholly untenantable, and if a licensed architect selected by Landlord shall certify in writing to Landlord and Tenant within 60 days after the casualty that the Premises cannot, with the exercise of reasonable diligence, be made fit for occupancy within 180 days from the date of the casualty, then this Lease shall terminate as of the date of such casualty and Tenant shall thereupon surrender to Landlord the Premises and all interest therein, and Landlord may reenter and take possession of the Premises and remove Tenant therefrom. Tenant shall pay rent, duly apportioned, up to the time of such termination. If, however, the damage is such that the architect shall certify within the 60-day period that the Premises can be made tenantable within the 180-day period, then, except as provided in Section 14.3 below, Landlord shall repair such damage with all reasonable promptness.
     14.2 If the Premises, without the fault of Tenant, is slightly damaged by casualty, but not so as to render them wholly untenantable or to require a repair period in excess of 180 days, then Landlord, after receiving notice in writing of the occurrence of the casualty, shall, except as provided in Section 14.3 below, cause them to be repaired with all reasonable promptness. If the estimated repair period as established in accordance with the provisions of Section 14.1 above exceeds 180 days, then the provisions of Section 14.1 shall control even if the Premises are not wholly untenantable.
     14.3 If the Building is materially damaged by casualty so that the estimated repair period established in accordance with Section 14.1 exceeds 180 days, or if the damage is material and is not covered by Landlord’s casualty insurance (even if in either instance the Premises may not be affected, or if affected, can be repaired within the 180 day period), Landlord may, within 60 days of such casualty, in the exercise of its reasonable business judgment, determine not to reconstruct or rebuild the Building, in which event, upon notice in writing to that effect given by Landlord to Tenant within the 60-day period, Tenant shall pay the rent and other charges, properly apportioned up to the date of notice (or the date of the casualty if the Premises is untenantable by reason of such casualty), and this Lease shall terminate as of such date.
     14.4 Provided that the casualty is not due to the fault of Tenant, Tenant’s agents, servants or employees, Tenant’s rent shall abate during any such period of repair and restoration in the same proportion that the part of the Premises rendered untenantable bears to the whole.
15. CONDEMNATION. If all or substantially all of the Premises, or any portion of the Building and Common Areas which shall render the Premises untenantable, shall be taken by condemnation or similar proceeding, or shall be conveyed in lieu thereof, then this Lease, at the option of either Landlord or Tenant exercised by either party giving notice to the other of such termination within 30 days after such taking or conveyance, shall terminate and the rent shall be duly apportioned as of the date of such taking or conveyance. Upon such termination, Tenant shall surrender to Landlord the Premises and all interest therein under this Lease, and if necessary Landlord may reenter and take possession of the Premises or remove Tenant therefrom. If less than all of the Premises shall be taken by such proceeding, Landlord shall promptly repair the Premises as nearly as possible to their immediately prior condition unless Landlord elects not to reconstruct or rebuild as described in Section 14.3. Landlord shall receive the entire award or consideration for the portion of the Building so taken in the event of any such taking or conveyance, provided, so long as Landlord’s reward is not reduced as a result, Tenant shall be entitled to separately claim for Tenant’s trade fixtures, removable personal property, moving costs and any other amounts to which Tenant may be entitled (exclusive of any award for the value of Tenant’s leasehold interest).
16. DEFAULT.
     16.1 Event of Default. The happening of any one or more of the following events shall constitute an “Event of Default”:
          (a) Tenant shall fail to pay when due Rent or any other amounts due hereunder and such default shall continue for five (5) days after receipt of written notice from Landlord; provided, however, that Tenant shall not be entitled to more than two (2) notices of a delinquency in a monetary obligation during any Lease Year, and if thereafter any rent or other amount owing hereunder is not paid when due, an Event of Default shall be considered to have occurred even though no notice thereof is given;
          (b) Tenant shall abandon the Premises and shall fail to timely pay Rent;
          (c) This Lease or the interest of Tenant shall be transferred to or shall pass to any other person or party except in accordance with Section 11;
          (d) This Lease or the Premises (or any part) shall be taken by execution or other process directed against Tenant, or shall be taken by any attachment by any creditor of or claimant against Tenant and is not be discharged or disposed of within 30 days after its levy;

          (e) The filing of any petition or the commencement of any case or proceeding by the Tenant under any provision or chapter of any federal or state bankruptcy law or any other federal or state law relating to insolvency or reorganization, the adjudication that the Tenant is insolvent or bankrupt, or the entry of an order for relief under any federal or state bankruptcy law with respect to Tenant;
          (f) The filing of any petition or the commencement of any case or proceeding described in Section 16.1(e) against the Tenant, unless such petition and all related proceedings are dismissed within 60 days from the filing, the filing of an answer by Tenant admitting the allegations of any such petition, or the appointment of or taking possession by a custodian, trustee or receiver for all or any assets of the Tenant, unless such appointment is vacated or dismissed within 60 days from the date of such appointment;
          (g) The insolvency of the Tenant or the execution by the Tenant of an assignment for the benefit of creditors, the convening by Tenant of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, or the failure of the Tenant generally to pay its debts as they mature.
          (h) The admission in writing by Tenant or if Tenant is a partnership any partner of Tenant that Tenant is unable to pay its debts as they mature or it is generally not paying its debts as they mature;
          (i) Tenant shall fail to perform any of the other provision of this Lease on Tenant’s part to be performed, and such failure shall continue for a period of 30 days after Tenant’s receipt of written notice, or if such failure cannot be reasonably be cured within the 30-day period but can be had within 90 days or less, Tenant shall not in good faith have commenced such cure within such 30-day period and shall not diligently proceed to completion.
     16.2 Landlord’s Remedies. Upon any one or more Events of Default, then Landlord shall at its election have the right, then or at any time thereafter, either:
          (a) To reenter and take possession of the Premises (or any part) without demand or notice, and repossess them and expel Tenant and those claiming through or under Tenant and remove the effects of both or either, using such force as may be necessary, without being liable for the prosecution thereof, or being deemed guilty of trespass and without prejudice to any remedies. Should Landlord elect to reenter as provided herein, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, relet the Premises (or any part), either alone or in conjunction with other portions of the Building, in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term) and on such conditions and upon such other terms (which may include such concessions, free rent, alterations and repair of the Premises) as Landlord, in its sole discretion, may determine, and Landlord may collect and receive the rents therefor. Landlord shall not be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless written notice of such intention is given to Tenant and no notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless the notice specifically so states. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in the notice.
          (b) If Landlord elects to take possession of the Premises as provided herein without terminating the Lease, Tenant shall pay to Landlord (i) the Rent and other sums which would be payable hereunder if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s expenses incurred in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’

fees, alteration, remodeling and repair costs, tenant finish costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing Lease Term, or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the Rent received from such reletting and the expenses incurred in connection therewith, as provided above, will be made in determining the net proceeds received from reletting within such determination, any rent concessions will be apportioned over the term of the new Lease. Tenant shall pay such amounts to Landlord monthly on the days on which the Rent and other amounts owing hereunder would have been payable if possession had not been retaken and Landlord shall be entitled to receive them from Tenant on each such day;
          (c) To give Tenant written notice of intention to terminate this Lease as of the date of such notice or on any later date specified therein, and on such date, Tenant’s right to possession of the Premises shall cease and the Lease shall terminate, except as to Tenant’s liability as provided below, as if the expiration date specified in such notice was the date otherwise fixed as the end of the Lease Term. If this Lease is terminated pursuant to the provisions of this Section 16.2(c), Tenant shall remain liable to Landlord for damages in an amount equal to the Rent and other sums which would have been owing by Tenant hereunder for the balance of the Lease Term had it not been terminated, less the net proceeds (if any) of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, the expenses enumerated in Section 16.2(b). Landlord shall be entitled to collect these damages from Tenant monthly on the days on which the Rent and other amounts would have been payable hereunder if this Lease had not been terminated, and Landlord shall be entitled to receive these from Tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is terminated, Landlord shall be entitled to recover forthwith against Tenant, as damages for loss of bargain and not as a penalty, an amount equal to the worth at the time of termination of the excess, if any, of the amount of Rent reserved and payable under this Lease for the balance of the Lease Term hereof over the amount of rental which Landlord could obtain as rent for the remaining balance of the term (“Reasonable Rental Value”), plus all amounts incurred by Landlord in obtaining possession of and reletting the Premises (including but not limited to reasonable attorneys’ fees, reletting expenses, alterations and repair costs, and brokerage commissions), plus all amounts for unamortized Tenant Finish Work costs which have not yet been recovered through rental payments.
     16.3 Mitigation; Cumulative Remedies. Action(s) to recover Rent, other amounts, and damages set forth above may be brought by Landlord, from time to time, at Landlord’s election, and nothing shall be deemed to require Landlord to await the date on which the Lease Term would have otherwise expired had there been no such default or termination. Landlord agrees to use reasonable efforts, subject to the exercise of its reasonable business judgment, to relet the premises to a qualified tenant(s) should it retake possession pursuant to Section 16.2, recognizing, however, that Landlord (or its affiliates) is the owner or operator of other buildings and is not obligated in any way to give any preference to such reletting over leasing in such other buildings. Each right and remedy provided in this Lease shall be cumulative and in addition to, and not in lieu of, every other right or remedy provided in this Lease or now or hereafter existing by statute or otherwise, including suits for injunctive relief or specific performance. The exercise by Landlord of any one or more of the rights or remedies provided in this Lease or now or hereafter existing by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided in this Lease or now or hereafter existing by statute or otherwise. If any action is commenced arising out of the terms and provisions of this Lease, the prevailing party shall be entitled to recover from the other party all costs and expenses, including without limitation all reasonable attorneys’ fees, incurred in connection with that action.
     16.4 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any provision of, or the exercise of any right or remedy upon a breach of this Lease, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such provision. No provision to be performed or complied with by Tenant or Landlord and no breach thereof shall be waived, altered, or modified except by written instrument signed by the other party. No waiver of any breach shall affect or alter this Lease. Notwithstanding any termination of this Lease, any provisions which by their nature require observance or performance by Landlord or Tenant subsequent to such termination shall continue in force and effect.
     16.5 Bankruptcy. Nothing contained in this Section 16 shall limit or prejudice the right of Landlord to liquidated damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding in an amount equal to the maximum allowed by any statute or rule of law governing such proceeding, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or rent, under any of the preceding provisions of this Lease. Any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered an Event of Default only when it shall be taken or brought by or against the then holder of the leasehold estate under this Lease. Landlord shall be entitled under the federal bankruptcy law to “adequate assurance” of future performance of the terms and provisions of this Lease in the event of an assumption or assignment in bankruptcy, and the parties agree that the term “adequate assurance” shall include at least the following: (a) The financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease, and to assure that the proposed assignee will have the resources to pay the rent under this Lease, any proposed assignee must have a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as great as the net worth of Tenant on the date this Lease became effective increased by 7%, compounded annually, for each year from the Lease Commencement Date through the date of the proposed assignment; (b) Any proposed assignee of this Lease must assume and agree to be personally bound by the terms, provisions, and covenants of this Lease.
     16.6 Late Interest; Late Charge. Any Rent or other amounts owing hereunder not paid within 5 days after the date they are due or any amounts advanced by Landlord on behalf of Tenant shall thereafter bear interest at an annual rate of three percentage points over the prime rate then being charged by First Interstate Bank of Denver, N.A. to its most credit-worthy customers on an unsecured basis for short term loans, or the highest rate permitted by applicable usury law, whichever is lower (the “Default Rate”), until paid. Further, in the event any Rent or other amounts owing hereunder are not paid within 5 days after written notice, Landlord will incur additional administrative expenses, the amount of which will be difficult if not impossible to determine; accordingly, Tenant shall pay to Landlord an additional one-time late charge for any such late payment in the amount of 5% of such payment.
     16.7 Landlord’s Default. In the event of any alleged default on the part of Landlord, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord a reasonable opportunity to cure any such default (which shall not be less than 30 days). Notice to Landlord of any such alleged default shall be ineffective unless such notice is simultaneously delivered to any Mortgagee. Tenant agrees to give all Mortgagees, by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and Leases, or otherwise), of the address of such Mortgagees. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional 30 days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being diligently pursued. In no event will Landlord or any Mortgagee be responsible for any consequential damages incurred by Tenant as a result of any default, including, but not limited to lost profits or interruption of business as a result of any alleged default by Landlord hereunder.
17. SURRENDER; HOLDOVER.
     17.1 In General. Upon expiration or other termination of the Lease Term, Tenant shall promptly quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted unless due to the negligence of Tenant, and Tenant shall remove all of its movable furniture and other effects and such Alterations as Landlord shall have required Tenant to remove pursuant to Section 9.3. If Tenant fails to so vacate the Premises, Tenant shall be responsible to Landlord for all reasonable costs incurred by Landlord as a result of such failure, including amounts required to be paid to third parties who were to have occupied the Premises.
     17.2 Landlord’s Rights. All movable furniture and personal effects of Tenant not removed from the Premises upon their abandonment or upon termination of this Lease shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant or any other person, and without obligation to account therefor, and Tenant shall pay Landlord all reasonable expenses incurred in connection with the storage and/or disposition of such property.
     17.3 Holdover. If, after the expiration of this Lease, Tenant shall, with Landlord’s consent, but without any express written agreement remain in possession of the Premises and continue to pay Rent, then such holding-over shall be deemed to be a holding upon a tenancy from month-to-month, subject to all the terms and conditions hereof on the part of each respective party hereto to be observed and performed, at a monthly rent equivalent to 150% of the monthly installment paid by Tenant immediately prior to such expiration or the then-current market rental rate, whichever is greater. All such rent shall be payable in advance on the same day of each calendar month. Such month-to-month tenancy may be terminated by either party upon 10 days written notice prior to the end of any such monthly period. Nothing contained herein shall be construed as obligating Landlord to accept any rental tendered by Tenant after the expiration of the Lease Term or, if so accepted, as relieving Tenant of its liability and obligations pursuant to this Section 17.3.
     17.4 Payments After Termination. No monetary payments by Tenant to Landlord after the termination of this Lease or after giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Lease Term or affect any notice given to Tenant before the payment of such money, it being agreed that after the service of notice, the commencement of suit, or final judgment granting Landlord possession of the Premises, Landlord may receive and collect any Rent, or any other sums of money due under this Lease, or otherwise exercise Landlord’s rights and remedies, and the payment of such sums, whether as rent or otherwise, shall not waive the notice or affect any pending suit or judgment obtained.
18. SUBORDINATION AND ATTORNMENT.
     18.1 At Landlord’s option, this Lease shall be subordinate to any present or future mortgage or deed of trust encumbering the Building, including any amendment, modification, or restatement, and to any and all advances made under any such mortgage or deed of trust. Tenant agrees that with respect to any of the foregoing, no documentation, other than this Lease, shall be required to evidence such subordination.
     18.2 If any holder of such mortgage or deed of trust shall elect to have this Lease superior to the lien of the holder’s mortgage or deed of trust, and shall give written notice to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of such mortgage or deed of trust, or its recording date.
     18.3 In confirmation of such subordination or superior position, as the case may be, Tenant shall, within 10 business days after Tenant’s receipt of Landlord’s written demand, execute such commercially reasonable documents as may be required by Landlord or its mortgagee to evidence the subordination of its interest herein to any of the documents described above, or to make this Lease prior to the lien of any mortgage or deed of trust. In the event that Tenant fails to deliver such document(s) within said 10-business day period, Landlord may deliver to Tenant a notice of such failure and if Tenant then fails to return such document(s) in five days after receipt of such additional notice from Landlord, then such failure shall be an Event of Default for which there shall be no cure or grace period.
     18.4 Tenant agrees to attorn to all successor owners of the Building whether or not such ownership is acquired as a result of a sale, foreclosure, or otherwise.

19. ESTOPPEL. Tenant agrees at any time and from time to time, upon not less than 10 business days after Tenant’s receipt of a written request by Landlord, to execute, acknowledge and deliver to Landlord an estoppel certificate in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there have been no defaults thereunder by Landlord or Tenant (or if there have been defaults, setting forth the nature thereof), the date to which the rent and other charges have been paid in advance, if any, and such other information as Landlord may reasonably request. It is intended that any such statement may be relied upon by a prospective purchaser of all or any portion of Landlord’s interest herein or a holder of any mortgage or deed of trust encumbering the Building. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that: (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance; and (c) not more that 1 months rent has been paid in advance. In the event that Tenant fails to deliver an estoppel certificate within said 10-business day period, Landlord may deliver to Tenant a notice of such failure and if Tenant then fails to return such estoppel in five days after receipt of such additional notice from Landlord, then such failure shall be an Event of Default for which there shall be no cure or grace period.
20. SUBSTITUTED PREMISES. At any time during the Lease Term, Landlord shall have the right upon 90 days prior written notice to Tenant to substitute other space within the Building, or within other buildings owned by Landlord or related entities within the Business Park if no substitute space is then available in the Building, for the Premises (the “Substituted Premises”). Tenant shall relocate to the Substituted Premises on the date set forth in Landlord’s notice (to occur no sooner than 90 days after receipt by Tenant of the notice) and Landlord agrees to pay (a) the actual and reasonable expenses of physically moving Tenant, its property and equipment to the Substituted Premises, including the cost of moving Tenant’s telecommunications and cabling systems existing in the Premises immediately prior to the relocation, and (b) all costs of reprinting stationery, cards and other printed material bearing Tenant’s address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation). If Landlord elects to exercise this right, the Substituted Premises shall be generally comparable space and contain approximately as much square footage as the originally leased Premises and the rental rate shall remain as set forth in Section 1.3. Except for such revisions, the terms and provisions of the Lease shall be applicable to the Substituted Premises and the Substituted Premises shall be deemed to be the Premises under the Lease.
21. AUTHORITIES/NOTICE.
     21.1 Except as otherwise provided herein, Landlord may act in any manner provided for herein through Landlord’s Building manager or any other person who shall from time to time be so designated in writing.
     21.2 All notices, demands, statements or communications required or permitted to be given to Landlord hereunder shall be in writing, and shall be deemed duly served when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, or deposited with a nationally recognized overnight courier, addressed to Landlord at the address on introductory paragraph of this Lease, or at the most recent address of which Landlord has notified Tenant in writing, with required copies to the following:

Broadreach Capital Partners, LLC	Means-Knaus Partners, L.P.
248 Homer Ave.	7951 E. Maplewood Ave.
Palo Alto, CA 94301	Bldg. 3, Suite 125
Attn: John A. Foster	Greenwood Village, CO 80111
Attn: Property Manager
     21.3 All notices or demands required to be given to Tenant hereunder shall be in writing, and shall be deemed duly served when delivered personally to any officer (or a partner of Tenant if Tenant is a partnership or to Tenant individually if Tenant is a sole proprietor) or manager of Tenant whose office is in the Building, or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, or when deposited with a nationally recognized overnight courier, addressed to

Tenant at the Premises, or, prior to Tenant’s taking possession of the Premises, to the address known to Landlord as Tenant’s principal office address, with a courtesy copy in all instances to: Messner & Reeves LLC, 1430 Wynkoop Street, Suite 400, Denver, Colorado 80202, Attention: Randal M. Kirk, Esq. Either party shall have the right to designate in writing served as above provided a different address to which notice is to be mailed. The foregoing shall in no event prohibit notice from being given as provided in the Colorado Rules of Civil Procedure.
22. RULES AND REGULATIONS. The rules and regulations attached as Exhibit “C” (“Rules and Regulations”) are hereby made a part of this Lease, and Tenant agrees that Tenant’s employees and agents, or any others permitted by Tenant to occupy or enter the Premises, shall at all times abide by them. Tenant agrees that Landlord may amend, modify, delete, or add to the Rules and Regulations of the use and care of the Premises and the Building and Common Areas, and agrees to comply with all such Rules and Regulations as amended, upon notice to Tenant from Landlord thereof. If any Rules and Regulations are breached by Tenant or its employees, Landlord shall have all remedies in this Lease provided for in the Event of Default by Tenant. Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce Rules and Regulations, or the terms, covenants or conditions of any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Notwithstanding the foregoing, in the event of any conflict between the Rules and Regulations and this Lease, the terms and provisions of this Lease shall prevail.
23. LIMITATION OF LANDLORD’S LIABILITY. Notwithstanding anything to the contrary contained herein, none of the officers, directors, members, managers, shareholders, or partners (including any trustees or beneficiaries of trusts which are partners) of Landlord shall have any individual or personal liability for the performance or observance of Landlord’s responsibilities and covenants hereunder. Notwithstanding anything to the contrary contained herein, Landlord’s liability under this Lease shall be limited to its interest in the Building and no other real, personal or other property of Landlord or of the partners comprising Landlord, or of the officers, shareholders, directors, partners, or principals of such partners comprising Landlord shall be subject to levy, attachment, or execution, or otherwise sued to satisfy any judgment. Tenant hereby waives any right to satisfy a judgment against Landlord except from Landlord’s interest in the Building of which the Premises are a part.
24. PARKING. Tenant (and its employees) shall be permitted, without a parking charge, to park up to the number of passenger vehicles determined in accordance with Section 1.8, on an unreserved basis, in the common parking areas as designated by Landlord from time to time for use by occupants of the Building. Landlord shall have a right to restripe the parking areas from time to time, at which time the spaces available for Tenant’s use are subject to redetermination based on Tenant’s ratio of parking spaces in accordance with Section 1.8. Tenant agrees to abide by those reasonable parking regulations and rules as may hereafter be established by Landlord (which may include Landlord’s designation of reserved spaces and the requirement that vehicles display a sticker) and, in the event a surcharge or regulatory fee may be imposed by any governmental agency with reference to parking, Tenant shall pay, per vehicle, to Landlord in advance (monthly or on such other basis as may be imposed by the governmental agency) such surcharge or fee as additional rent under this Lease. Tenant agrees that no vehicles belonging to, or subject to the control of Tenant or its employees, shall be “stored” in the parking area (which for this purpose shall mean remaining stationary for a period of longer than 5 consecutive business days).
25. BROKERAGE. Tenant represents and warrants to Landlord that it has dealt only with ReMax Commercial (“Tenant’s Broker”), as Tenant’s exclusive agent, and Means-Knaus Partners, L.P. and Fuller and Company (collectively, “Landlord’s Broker,” and together with Tenant’s Broker, collectively, the “Brokers”), as Landlord’s exclusive agent, in the negotiation of this Lease. Landlord shall make payment of the brokerage fee due to the Brokers pursuant to and in accordance with a separate agreement with the Brokers. Landlord and Tenant hereby agree to indemnify and hold the other harmless of and from any and all damages, losses, costs or expenses (including without limitation, all reasonable attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through Tenant or Landlord, respectively, and arising out of or in connection with the negotiation, execution and delivery of this Lease.
26. GENERAL PROVISIONS.
     26.1 Landlord’s Obligations on Sale of Building. “Landlord” as used in this Lease shall mean and include only the owner or owners of the Building at the time in question, and in the event of any transfer or transfers of the title, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then owner of the Building) shall be automatically released from and after the date of such transfer or conveyance of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, however, that any funds held by Landlord or the then owner at the time of such transfer in which Tenant has an interest shall be turned over or otherwise credited to the grantee, and any amount then due and payable to Tenant by Landlord or the then owner under any provisions of this Lease shall be paid to Tenant.
     26.2 Merger. The termination or cancellation of this Lease shall, at the option of Landlord, either terminate all subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.
     26.3 Independent Covenants. The covenants in this Lease are independent and not dependent, and Tenant shall not be entitled to any setoff against rent or other amounts owing hereunder if Landlord fails to perform its obligations set forth herein; provided, however, the foregoing shall not impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any Mortgagee and an opportunity granted to Landlord and Mortgagee to correct such violation if required by Section 16.7.
     26.4 Severability. If any provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Lease Term, it is the intention of the parties that the remainder of this Lease shall not be affected and that in lieu of each provision of this Lease that is illegal, invalid, or unenforceable, there shall be added as a part of this Lease a provision as similar to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
     26.5 Headings. The captions to this Lease are added as a convenience and have no legal significance.
     26.6 Binding Effect. Except as otherwise specifically set forth in this Lease, all terms, conditions, and covenants to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, administrators, executors, and assigns. The terms, provisions, conditions, and covenants hereof shall also be considered to be covenants running with the land to the fullest extent permitted by law.
     26.7 Joint Obligations. If more than one entity or person comprises the Tenant under this Lease, the obligations imposed upon Tenant under this Lease shall be joint and several.
     26.8 Authority. Landlord and Tenant and the party executing this Lease on behalf of such party represent to other party that such party is authorized to do so by requisite action of the board of directors or partners, as the case may be.
     26.9 No Accord and Satisfaction. Nothing done by Landlord or Landlord’s agents during the term hereof, including without limitation any agreement to accept surrender of the Premises or to amend or modify this Lease, shall be deemed to be binding on Landlord unless agreed to by a partner or officer of Landlord, as the case may be, or a party designated in writing by Landlord as so authorized to act. The delivery of keys to Landlord or Landlord’s agents, employees, or officers shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent and all other amounts owing as herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or other amounts. No endorsement or statement on any check or any letter accompanying any check or payment as rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy available to Landlord.
     26.10 Landlord’s Reserved Rights. Landlord shall have the right at any time to change the name of the Building, to increase the size of the Building and/or Common Areas by adding additional real property thereto, to construct other buildings or improvements on any portion of the Building and/or Common Areas or to change the location and/or character of, or to make alterations of or additions to the Building and/or Common Areas. In the event any such additional buildings are constructed or Landlord increases the size of the Building and/or Common Areas, Landlord and Tenant shall execute an amendment to the Lease which incorporates such modifications, additions and adjustments to Tenant’s Pro Rata Share, if necessary. Tenant shall not use the name and/or mark “Greenwood Corporate Plaza,” or other mark, name or logo belonging to Landlord, alone or in conjunction with any words or symbols as a trade name, corporate name, trade mark, service mark or in another similar manner, without a prior written agreement from Landlord, or its successor-in-interest.
     26.11 No Light or Air Easements. Tenant agrees that no diminution of light, air or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent or other charges under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations.
     26.12 Quiet Enjoyment. So long as Tenant complies with the provisions hereof, Landlord agrees to warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Lease Term without hindrance by Landlord or persons lawfully claiming by, through or under Landlord.
     26.13 Landlord’s Consent. Whenever the Lease provides for Landlord to consent or approve any action or documents, it is understood and agreed that such consent or approval shall be in Landlord’s sole and absolute discretion, except where specifically provided that such consent or approval shall not be unreasonably withheld.
     26.14 Time of Essence. Time is of the essence hereof.
     26.15 No Representations or Warranties. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements, or warranties by Landlord, its agents or employees, except as are specifically stated herein, and no amendment or modification of this Lease shall be valid or binding unless in writing and signed by the parties.
     26.16 No Recordation. Tenant shall not record this Lease.
     26.17 Governing Law; No Jury Trial; Venue; Jurisdiction. This Lease shall be construed in accordance with the laws of the State of Colorado, without giving effect to conflict of laws principles. Each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Building is located, and agrees and consents to personal jurisdiction of the courts of the State of Colorado, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. By execution of this Lease the parties agree that this provision may be filed by any party hereto with the clerk or judge before whom any action is instituted, which filing shall constitute the written consent to a waiver of jury trial. No party has in any way agreed with or represented to any other party that the provisions of this Section will not be fully enforced in all instances.

     26.18 Counterparts. This Lease may be executed in two or more duplicate originals. Each duplicate original shall be deemed to be an original hereof, and it shall not be necessary for a party hereto to produce more than one such original as evidence hereof.
     26.19 Submission. Submission of this Lease for examination or signature by Tenant does not constitute a commitment or option for Lease, and it is not effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.
     26.20 Survival. The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Tenant and Landlord under this Lease to indemnify, protect, defend and hold harmless Tenant, Landlord and/or the Indemnitees shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of this Lease.
     26.21 Exhibits, Riders & Addenda. The exhibits, riders and addenda set forth below shall be deemed to be a part of this Lease and hereby incorporated herein:

EXHIBIT “A”	—	THE PREMISES
EXHIBIT “B”	—	COMMENCEMENT DATE MEMORANDUM
EXHIBIT “C”	—	RULES AND REGULATIONS
RIDER “1”	—	ADDITIONAL PROVISIONS
     26.22
[signature page follows]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
LANDLORD:
BRCP GREENWOOD CORPORATE PLAZA, LLC,
a Delaware limited liability company

By:	Greenwood Plaza Investors, LLC,
a Colorado limited liability company,
its member

By:	/s/ David H. Naus

Name:	David H. Naus
Title:	Manager
TENANT:
A SMART MOVE L.L.C.,
a Colorado limited liability company

By:	/s/ Chris Sapyta

Name:	Chris Sapyta

Title:	CEO/Manager